As filed with the Securities and Exchange Commission on January 20, 2009
Registration No. 333-138444

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7 TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

COLE CREDIT PROPERTY TRUST II, INC. (Exact Name of Registrant as Specified in Its Governing Instruments)

2555 East Camelback Road, Suite 400 Phoenix, Arizona 85016 (602) 778-8700 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

D. Kirk McAllaster, Jr.

Executive Vice President and Chief Financial Officer

Cole Credit Property Trust II, Inc.

2555 East Camelback Road, Suite 400

Phoenix, Arizona 85016

(602) 778-8700

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to: Lauren Burnham Prevost, Esq. Heath D. Linsky, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 (404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

DEREGISTRATION OF SHARES OF COMMON STOCK

Cole Credit Property Trust II, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-138444) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission on May 11, 2007, pursuant to which the Registrant registered 150,000,000 shares of common stock. Of the 150,000,000 shares of common stock registered, 125,000,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 25,000,000 shares were offered pursuant to the Registrant’s distribution reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the estimated value of a share of the Registrant’s common stock. Pursuant to a supplement to the prospectus contained within the Registration Statement filed with the Securities and Exchange Commission on September 4, 2008, the Registrant modified the allocation of the shares of common stock registered such that a total of 143,050,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 6,000,000 shares were offered pursuant to the Registrant’s distribution reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the estimated value of a share of the Registrant’s common stock.

As of close of business on January 2, 2009, the Registrant had sold a total of 147,454,259 shares pursuant to the Registration Statement, including 141,520,572 shares sold to the public pursuant to the primary offering and 5,933,687 shares sold pursuant to the distribution reinvestment plan. The Registrant terminated the offering of the shares covered by the Registration Statement effective as of the close of business on January 2, 2009, and hereby deregisters the remaining 1,595,741 shares which were previously registered under the Registration Statement and remained unsold as of the close of business on January 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 20th day of January, 2009.

COLE CREDIT PROPERTY TRUST II, INC.
By:	/s/ Christopher H. Cole
Christopher H. Cole, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Christopher H. Cole Christopher H. Cole	Chief Executive Officer, President and Director (Principal Executive Officer)	January 20, 2009
/s/ D. Kirk McAllaster, Jr. D. Kirk McAllaster, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 20, 2009
* Marcus E. Bromley	Director	January 20, 2009
* Elizabeth L. Watson	Director	January 20, 2009
* By: /s/ Christopher H. Cole Christopher H. Cole Attorney-in-Fact